Exhibit 99.2

CERTIFIED COPY OF THE RESOLUTION PASSED AT THE MEETING OF THE BOARD OF DIRECTORS OF MONEYONMOBILE, INC., HELD ON 9th DAY, April, 2020 AT 11 AM AT THE REGISTERED OFFICE OF THE COMPANY SITUATED AT 500 N. AKARD ST, SUITE 2850, DALLAS, TEXAS 75201

BE IT HEREBY RESOLVED THAT:

1.)	The Board of Directors authorizes a vote of Shareholders to accept the Settlement Agreement, Mutual Release and Promissory Note with LI Ventures.

2.)	Based on the vote of a majority of shareholders conducted on April 3, 2020, resulting in 60.12% of shares electing to adopt the Settlement Agreement and related documents dated January 14, 2020,

3.)	The Board hereby, acting in accordance with the majority of shareholders, formally adopts the settlement Agreement,

4.)	The Board further instructs that either MR. HAROLD MONTGOMERY, CEO and a Director of MONEYONMOBILE, INC., or MR. SCOTT AREY, the company’s Chief Financial Officer, be and is hereby severally authorized to sign all papers, applications, affidavits, including wire transfer instruction(s) or such other document(s), including affirmation thereof, as may be required to execute the Settlement Agreement and Mutual Release with LI Ventures, Inc. a Nevada Corporation and to accept the Promissory Note Agreement attached thereto as Exhibit A in compensation for the Company’s assets rights, titles and interest in its Indian subsidiaries including without limitation, Digital Payment Processing, Ltd, (aka DPPL) and My Mobile Payments, Ltd, (aka MMPL), DVR Global, Ltd (aka SVR). Mr. Montgomery and Mr. Arey or their designated consultant, Nachiketa Das, are further authorized to distribute the proceeds of the settlement to MOMT counterparties as they are entitled to receive such proceeds and to take any and all actions required to finalize the status of MOMT as an insolvent entity thereafter.

500 N. Akard Street, Suite 2850 Dallas, Texas 75201 214-758-8603

MoM House, 61 Ramchandra Lane, Malad West, Mumbai India

Ticker Symbol (OTCQX: MOMT)

5.)	The Board approved the distribution of Proceeds to Classes of Creditors as follows:

Priority	Payouts By Class	Amounts
1	Creditors	$3,639,851.79
2	Senior Litigation Lenders	$1,602,000.00
3	Lenders	$4,614,139.15
4	Series E	$2,530,000.00
5	Series F	$9,489,162.50
6	Series G	$438,523.56
	Total Claims	$22,313,677.00
	Settlement Amount	$22,313,677.00

Claims not participating in the settlement, all rights reserved by creditors.
Creditor	Harold Montgomery	$747,916.74
Creditor	Scott Arey	$696,196.26

RESOLVED FURTHER THAT the Board of Directors hereby approves of the Use of Proceeds specified in Exhibit A incorporated as an integral part of this resolution

For MONEYONMOBILE, INC.,

/s/ Harold H. Montgomery
Harold H. Montgomery
Chairman and Director

500 N. Akard Street, Suite 2850 Dallas, Texas 75201 214-758-8603

MoM House, 61 Ramchandra Lane, Malad West, Mumbai India

Ticker Symbol (OTCQX: MOMT)